Exhibit 99.2

SPARK NETWORKS® ANNOUNCES PRICING

OF SECONDARY PUBLIC OFFERING OF COMMON STOCK

LOS ANGELES, Calif., November 20, 2013 — Spark Networks, Inc. (NYSE MKT: LOV), a leading niche-focused, global media company with brands that build and strengthen the communities they serve, today announced the pricing of the public offering by Great Hill Partners, LLC and its affiliates, as selling stockholders, of 4,050,870 shares of their common stock at a public offering price of $6.00 per share. Great Hill Partners, LLC and its affiliates have granted the underwriters a 30-day option to purchase an additional 607,630 shares of common stock to cover over-allotments, if any. Spark Networks will not receive any proceeds from the sale of common stock by the selling stockholders.

William Blair and Stifel are acting as joint book-running managers and Canaccord Genuity is acting as co-manager for the offering.

The shares described above will be sold pursuant to a shelf registration statement on Form S-3 previously filed and declared effective by the Securities and Exchange Commission (SEC) and a prospectus supplement thereto that will be filed with the SEC. This offering is being made by the selling stockholders only by means of a written prospectus supplement and the accompanying prospectus, copies of which may be obtained from William Blair & Company, L.L.C. at 222 West Adams Street, Attention: Prospectus Department, Chicago, IL 60606, phone number (800) 621-0687, from Stifel, Nicolaus & Company, Incorporated at One Montgomery Street, Suite 3700, San Francisco, California 94104, phone number (415) 364-2720 or from the SEC’s website site at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is unlawful.

Cautionary Statement about Forward-Looking Statements

This release contains forward-looking statements that are subject to a number of risks and uncertainties, including statements relating to the Company’s expectations with respect to the completion, timing and size of this offering. Such statements involve known and unknown risks that relate to future events the actual results of which could differ materially from those discussed in this communication. There can be no assurance that the parties will be able to complete the public offering on the anticipated terms, or at all. Risks and uncertainties relating to this offering, the Company and its business can be found under the heading “Risk Factors” in the Company’s preliminary prospectus supplement and accompanying prospectus filed with the SEC on November 19, 2013, the prospectus supplement related to the public offering that Spark Networks expects to file with the SEC on or about November 20, 2013 and in the Company’s other reports filed with the SEC and available at the SEC’s website at www.sec.gov. These forward-looking statements speak only as of the date hereof, and, except as required by law, the Company does not undertake any obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

About Spark Networks, Inc.:

The Spark Networks portfolio of consumer websites includes, among others, JDate®.com (www.jdate.com), ChristianMingle®.com (www.christianmingle.com), Spark®.com (www.spark.com), BlackSingles.com® (www.blacksingles.com), and SilverSingles®.com (www.silversingles.com).

For More Information

Investors:

Addo Communications

Laura Bainbridge, Kimberly Esterkin

laurab@addocommunications.com; kimberlye@addocommunications.com

310-829-5400